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Exhibit 15.1

XYRATEX LTD

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Balance at beginning of period	Charged to costs and expenses	Acquisition	Charged to other accounts	Deductions	Balance at end of period
	(US dollars in thousands)
Year ended November 30, 2004
Deferred tax valuation allowance	$6,070	—	—	$(1,800)	—	$4,270
Warranty provision	$1,231	$1,561	$508	—	$(1,381)	$1,919
Allowance for doubtful accounts	$371	$50	—	—	$(223)	$198
Year ended November 30, 2003
Deferred tax valuation allowance	$17,684	—	—	$(11,614)	—	$6,070
Warranty provision	$920	$1,291	—	—	$(980)	$1,231
Allowance for doubtful accounts	$583	$22	—	—	$(234)	$371
Year ended November 30, 2002:
Deferred tax valuation allowance	$11,659	—	—	$6,025	—	$17,684
Warranty provision	$560	$920	—	—	$(560)	$920
Allowance for doubtful accounts	$327	$540	—	—	$(284)	$583

        Note: The schedule of Valuation and Qualifying Accounts previously filed in relation to the 2003 financial year does not appropriately reflect the amounts included in the underlying accounting records of the Company. Consequently, the deferred tax valuation allowances at November 30, 2003 and 2002 have been changed to $6,070 and $17,684 from $4,270 and $16,168, respectively, and, the amounts charged/(credited) to Other Accounts in 2003 and 2002 have been changed to ($11,614) and $6,025 from ($11,898) and $4,509, respectively, to agree to the underlying accounting records of the Company and to be consistent with the financial statement presentation.

        The information above relates to the continuing operations of the Company.

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XYRATEX LTD SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES